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                                 EXHIBIT 23(d)

    CONSENT OF TRIDENT SECURITIES, A DIVISION OF MCDONALD INVESTMENTS INC.


                                 July 28, 1999


We hereby consent to the use of our name and to the description of our opinion letter, to be signed and dated the date of the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") forming a part of this Registration Statement on Form S-4 of PAB Bankshares, Inc., under the caption "Opinion of Trident," and to the inclusion of such opinion letter as Appendix C to the Proxy Statement/Prospectus. In giving such consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.


                              /s/ TRIDENT SECURITIES,
                                  A DIVISION OF MCDONALD INVESTMENTS INC.